EXHIBIT 10.2

HSBC Loan #: 11-4004213

GUARANTY OF RECOURSE CARVEOUTS
THIS GUARANTY (this “Guaranty”) is executed as of July 1, 2015 by SOTHEBY’S, a Delaware corporation, having an address at 1334 York Avenue, New York, New York 10021 (whether one or more collectively referred to as “Guarantor”), for the benefit of HSBC BANK USA, NATIONAL ASSOCIATION, a bank organized under the laws of the United States of America, having an address at 452 Fifth Avenue, New York, New York 10018 (“HSBC”), acting in its capacity as agent (HSBC in such capacity, together with its successors and assigns in such capacity, “Agent”) for the Ratable benefit of HSBC, acting in its individual capacity as a lender, and any other co-lenders as may exist from time to time (collectively, with HSBC in its individual capacity as a lender, “Lenders”).
W I T N E S S E T H:
WHEREAS, pursuant to that certain Loan Agreement, dated of even date herewith, by and among Borrower, Agent and Lenders (together with all extensions, renewals, modifications, substitutions and amendments thereof, the “Loan Agreement”), Agent has agreed to administer and Lenders have agreed to make a loan to 1334 YORK, LLC, a Delaware limited liability company (“Borrower”) in the principal amount of Three Hundred Twenty-Five Million and No/100 Dollars ($325,000,000.00) (the “Loan”), which Loan is evidenced by that certain Consolidated, Amended and Restated Promissory Note, dated the date hereof, executed by Borrower and payable to the order of Lenders according to their respective ratable shares of the Loan (collectively, together with all extensions, renewals, modifications, substitutions and amendments thereof, the “Note”);
WHEREAS, Lenders are not willing to make the Loan, or otherwise extend credit, to Borrower unless Guarantor unconditionally guarantees payment and performance to Lenders of the Guaranteed Obligations (as herein defined); and
WHEREAS, Guarantor is the owner of a direct or indirect interest in Borrower, and Guarantor will directly benefit from Lenders making the Loan to Borrower.
NOW, THEREFORE, as an inducement to Lenders to make the Loan to Borrower and to extend such additional credit as Lenders may from time to time agree to extend under the Loan Documents, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:
ARTICLE I
NATURE AND SCOPE OF GUARANTY
1.1    Guaranty of Obligation. Guarantor hereby irrevocably, absolutely and unconditionally guarantees to Agent and Lenders and their respective successors and assigns the payment and performance of the Guaranteed Obligations as and when the same shall be due and payable, whether by lapse of time, by acceleration of maturity or otherwise. Guarantor hereby

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irrevocably and unconditionally covenants and agrees that it is liable for the Guaranteed Obligations as a primary obligor.
1.2    Definitions. The following terms shall have the respective meanings set forth below. All other capitalized terms used herein and not otherwise defined, shall have the respective meanings ascribed to such terms in the Loan Agreement.
“Guaranteed Obligations” means
(a)    the obligations or liabilities of Borrower to Agent and/or Lenders for any actual loss, damage (excluding punitive, special, incidental or speculative damage), cost, expense, liability, claim or other obligation incurred by Agent and/or Lenders (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with any of the following:
(i)    fraud or intentional material misrepresentation by Borrower or Guarantor in connection with the Loan;
(ii)    the willful misconduct by Borrower ;
(iii)    the non-performance of any obligations of Guarantor in connection with the indemnification provisions in the ADA and Environmental Indemnity or in the Mortgage concerning environmental laws, Hazardous Substances and asbestos and any indemnification of Agent and/or Lenders with respect thereto in either document;
(iv)    (A) the removal or disposal of any portion of the Property after an Event of Default or (B) any physical waste of the Property caused by an intentional act or gross negligence;
(v)    the misapplication, misappropriation or conversion by Borrower of (A) any Proceeds, (B) any Award and (C) any Rents following an Event of Default;
(vi)    failure to pay charges for labor or materials or other charges that can create Liens on any portion of the Property to the extent of available cash flow from the Property paid to Borrower as rent under the Master Lease and without any obligation of any direct or indirect equity owner of Borrower to make any payment or capital contribution in connection therewith; and
(vii)    any security deposits, advance deposits or any other deposits collected with respect to the Property which are not delivered to Agent upon a foreclosure of the Property or action in lieu thereof, except (a) to the extent any such security deposits were applied in accordance with the terms and conditions of any of the Leases prior to the occurrence of the Event of Default that gave rise to such

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foreclosure or action in lieu thereof or (b) Borrower is prohibited from delivering any such deposit to Agent pursuant to any applicable law;
(viii)    Borrower fails to maintain its status as a single purpose entity as set forth in Section 3.1.23 of the Loan Agreement and such failure is cited as a factor in the substantive consolidation of the Borrower with another Person;
(ix)    Borrower fails to obtain Agent’s prior consent to any subordinate financing or other voluntary Lien encumbering the Property or any Indebtedness, other than Indebtedness permitted pursuant to the Loan Document; and
(x)    if, at any time, the Master Lease is deemed, by operation of law or otherwise, to not be a true lease.
Notwithstanding anything to the contrary in any of the Loan Documents, neither Agent nor Lenders shall be deemed to have waived any right which Agent and/or Lenders may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Debt owing to Agent and/or Lenders in accordance with the Loan Documents; and
(b)    the obligations of Borrower to be liable for the payment of the full amount of the Debt in the event that (i) intentionally omitted; (ii) intentionally omitted; (iii) Borrower fails to obtain Agent’s prior consent to any Transfer as required by the Mortgage or this Agreement; (iv) Borrower files a voluntary petition under the Bankruptcy code or any other Federal or state bankruptcy or insolvency law; (v) an Affiliate, officer, director, or representative which Controls, directly or indirectly, Borrower files, or joins in the filing of, an involuntary petition against Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower from any person; (vi) Borrower files an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or solicits or causes to be solicited petitioning creditors for any involuntary petition from any Person; (vii) any Affiliate, officer, director, or representative which Controls Borrower consents to or acquiesces in or joins in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower or any portion of the Property; (viii) Borrower makes an assignment for the benefit of creditors, or admits, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due; or (ix) there occurs any termination, surrender, cancellation, amendment, restatement, replacement, supplement or other modification of the Master Lease or Master Lease Guaranty without Agent’s prior written consent except as provided for in the Loan Agreement.
“Net Worth” shall mean the excess of total assets over total liabilities as presented on Guarantor’s financial statements delivered in accordance with Section 4.1 hereof.

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“Officer’s Certificate” shall mean, with respect to a Guarantor that is a corporation, partnership, limited liability company or other entity, a certificate delivered to Agent by such Guarantor, which is signed by an authorized senior officer of such Guarantor, by such Guarantor’s managing member or general partner, as applicable, and with respect to a Guarantor that is a natural person, a certificate signed and delivered to Agent by such Guarantor.
Required Minimum Net Worth” shall mean $425,000,000.00
1.3    Nature of Guaranty. This Guaranty is an irrevocable, unconditional, absolute, continuing guaranty of payment and performance and not a guaranty of collection. This Guaranty may not be revoked by Guarantor and shall continue to be effective with respect to any Guaranteed Obligations arising or created after any attempted revocation by Guarantor and after (if Guarantor is a natural person) Guarantor’s death (in which event this Guaranty shall be binding upon Guarantor’s estate and Guarantor’s legal representatives and heirs). The fact that at any time or from time to time the Guaranteed Obligations may be increased or reduced shall not release or discharge the obligation of Guarantor to Lenders with respect to the Guaranteed Obligations. This Guaranty may be enforced by Agent on behalf of Lenders and any subsequent holder of the Note and shall not be discharged by the assignment or negotiation of all or part of the Note.
1.4    Guaranteed Obligations Not Reduced by Offset. The Guaranteed Obligations and the liabilities and obligations of Guarantor to Agent and Lenders hereunder shall not be reduced, discharged or released because or by reason of any existing or future offset, claim or defense of Borrower or any other party against Agent and/or Lenders or against payment of the Guaranteed Obligations, whether such offset, claim or defense arises in connection with the Guaranteed Obligations (or the transactions creating the Guaranteed Obligations) or otherwise, except to the extent that such Guaranteed Obligations or other liabilities and obligations have been paid or performed..
1.5    Payment By Guarantor. If all or any part of the Guaranteed Obligations shall not be paid when due, whether at demand, maturity, acceleration or otherwise, Guarantor shall, immediately upon demand by Agent and without presentment, protest, notice of protest, notice of non-payment, notice of intention to accelerate the maturity, notice of acceleration of the maturity or any other notice whatsoever, pay in lawful money of the United States of America, the amount due on the Guaranteed Obligations to Agent at Agent’s address as set forth herein. Such demand(s) may be made at any time coincident with or after the time for payment of all or part of the Guaranteed Obligations and may be made from time to time with respect to the same or different items of Guaranteed Obligations. Such demand shall be deemed made, given and received in accordance with the notice provisions hereof. If the amount due on the Guaranteed Obligations is not paid to Agent as aforesaid within five (5) days after demand by Agent, the same shall bear interest at the Default Rate from the date of demand until the date all of the Guaranteed Obligations have been paid (which interest shall be included within the meaning of Guaranteed Obligations).
1.6    No Duty To Pursue Others. It shall not be necessary for Agent or Lenders (and Guarantor hereby waives any rights which Guarantor may have to require Agent or Lenders), in order to enforce the obligations of Guarantor hereunder, first to (a) institute suit or exhaust its

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remedies against Borrower or others liable on the Loan or the Guaranteed Obligations or any other person, (b) enforce Agent’s or Lenders’ rights against any collateral which shall ever have been given to secure the Loan, (c) enforce Agent’s or Lenders’ rights against any other guarantors of the Guaranteed Obligations, (d) join Borrower or any others liable on the Guaranteed Obligations in any action seeking to enforce this Guaranty, (e) exhaust any remedies available to Agent or Lenders against any collateral which shall ever have been given to secure the Loan, or (f) resort to any other means of obtaining payment of the Guaranteed Obligations. Neither Agent nor Lenders shall be required to mitigate damages or take any other action to reduce, collect or enforce the Guaranteed Obligations.
1.7    Waivers. Guarantor agrees to the provisions of the Loan Documents and hereby waives notice of (a) any loans or advances made by Agent and/or Lenders to Borrower, (b) acceptance of this Guaranty, (c) any amendment or extension of the Note, the Mortgage, the Loan Agreement or of any other Loan Documents, (d) the execution and delivery by Borrower, Agent and Lenders of any other loan or credit agreement or of Borrower’s execution and delivery of any promissory notes or other documents arising under the Loan Documents or in connection with the Property, (e) the occurrence of any breach by Borrower of any of the Loan Documents or an Event of Default, (f) Lenders’ transfer or disposition of the Guaranteed Obligations, or any part thereof, (g) sale or foreclosure (or posting or advertising for sale or foreclosure) of any collateral for the Guaranteed Obligations, (h) protest, proof of non-payment or default by Borrower, or (i) any other action at any time taken or omitted by Agent or Lenders and, generally, all demands and notices of every kind in connection with this Guaranty, the other Loan Documents, any other documents or agreements evidencing, securing or relating to any of the Guaranteed Obligations and the obligations hereby guaranteed, except Guarantor does not waive the failure by Agent and the Lenders to perform their respective obligations under the Loan Agreement.
1.8    Payment of Expenses. In the event that Guarantor should breach or fail to timely perform any provisions of this Guaranty, Guarantor shall, immediately upon demand by Agent, pay Agent all costs and expenses (including court costs and reasonable attorneys’ fees) incurred by Agent in the enforcement hereof or the preservation of Agent’s and Lenders’ rights hereunder. The covenant contained in this Section shall survive the payment and performance of the Guaranteed Obligations.
1.9    Effect of Bankruptcy. In the event that pursuant to any insolvency, bankruptcy, reorganization, receivership or other debtor relief law or any judgment, order or decision thereunder, Agent and/or Lenders must rescind or restore any payment or any part thereof received by Agent and/or Lenders in satisfaction of the Guaranteed Obligations, as set forth herein, any prior release or discharge from the terms of this Guaranty given to Guarantor by Agent and/or Lenders shall be without effect and this Guaranty shall remain in full force and effect. It is the intention of Borrower and Guarantor that Guarantor’s obligations hereunder shall not be discharged except by Guarantor’s performance of such obligations and then only to the extent of such performance.
1.10    Waiver of Subrogation, Reimbursement and Contribution. Notwithstanding anything to the contrary contained in this Guaranty, Guarantor hereby unconditionally and irrevocably waives, releases and abrogates any and all rights it may now or

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hereafter have under any agreement, at law or in equity (including, without limitation, any law subrogating the Guarantor to the rights of Agent and/or Lenders), to assert any claim against or seek contribution, indemnification or any other form of reimbursement from Borrower or any other party liable for payment of any or all of the Guaranteed Obligations for any payment made by Guarantor under or in connection with this Guaranty or otherwise, until payment in full of the Debt; it being agreed that the foregoing shall not be construed to prevent the Guarantor from receiving distributions from the Borrower, to the extent permitted under the Loan Agreement.
1.11    Borrower. The term “Borrower” as used herein shall include any new or successor corporation, association, partnership (general or limited), limited liability company joint venture, trust or other individual or organization formed as a result of any merger, reorganization, sale, transfer, devise, gift or bequest of Borrower or any interest in Borrower.
ARTICLE II

EVENTS AND CIRCUMSTANCES NOT REDUCING
OR DISCHARGING GUARANTOR’S OBLIGATIONS
Guarantor hereby consents and agrees to each of the following and agrees that Guarantor’s obligations under this Guaranty shall not be released, diminished, impaired, reduced or adversely affected by any of the following and waives any common law, equitable, statutory or other rights (including without limitation rights to notice) which Guarantor might otherwise have as a result of or in connection with any of the following:
2.1    Modifications. Any renewal, extension, increase, modification, alteration or rearrangement of all or any part of the Guaranteed Obligations, the Note, the Mortgage, the Loan Agreement, the other Loan Documents or any other document, instrument, contract or understanding between Borrower and Agent and/or Lenders or any other parties pertaining to the Guaranteed Obligations or any failure of Agent and/or Lenders to notify Guarantor of any such action.
2.2    Adjustment. Any adjustment, indulgence, forbearance or compromise that might be granted or given by Agent and/or Lenders to Borrower or any Guarantor.
2.3    Condition of Borrower or Guarantor. The insolvency, bankruptcy, arrangement, adjustment, composition, liquidation, disability, dissolution or lack of power of Borrower, Guarantor or any other party at any time liable for the payment of all or part of the Guaranteed Obligations; or any dissolution of Borrower or Guarantor or any sale, lease or transfer of any or all of the assets of Borrower or Guarantor or any changes in the shareholders, partners or members of Borrower or Guarantor; or any reorganization of Borrower or Guarantor.
2.4    Invalidity of Guaranteed Obligations. The invalidity, illegality or unenforceability of all or any part of the Guaranteed Obligations or any document or agreement executed in connection with the Guaranteed Obligations for any reason whatsoever, including without limitation the fact that (a) the Guaranteed Obligations or any part thereof exceeds the amount permitted by law, (b) the act of creating the Guaranteed Obligations or any part thereof is ultra vires, (c) the officers or representatives executing the Note, the Mortgage, the Loan Agreement or the

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other Loan Documents or otherwise creating the Guaranteed Obligations acted in excess of their authority, (d) the Guaranteed Obligations violate applicable usury laws, (e) the Borrower has valid defenses, claims or offsets (whether at law, in equity or by agreement) which render the Guaranteed Obligations wholly or partially uncollectible from Borrower, other than performance of the Guaranteed Obligations, to the extent of such performance, (f) the creation, performance or repayment of the Guaranteed Obligations (or the execution, delivery and performance of any document or instrument representing part of the Guaranteed Obligations or executed in connection with the Guaranteed Obligations or given to secure the repayment of the Guaranteed Obligations) is illegal, uncollectible or unenforceable, or (g) the Note, the Mortgage, the Loan Agreement or any of the other Loan Documents have been forged or otherwise are irregular or not genuine or authentic, it being agreed that Guarantor shall remain liable hereon regardless of whether Borrower or any other person be found not liable on the Guaranteed Obligations or any part thereof for any reason.
2.5    Release of Obligors. Any full or partial release of the liability of Borrower on the Guaranteed Obligations or any part thereof, or of any co-guarantors, or any other Person now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee or assure the payment of the Guaranteed Obligations, or any part thereof, it being recognized, acknowledged and agreed by Guarantor that Guarantor may be required to pay the Guaranteed Obligations in full without assistance or support of any other party, and Guarantor has not been induced to enter into this Guaranty on the basis of a contemplation, belief, understanding or agreement that other parties will be liable to pay or perform the Guaranteed Obligations, or that Agent and Lenders will look to other parties to pay or perform the Guaranteed Obligations.
2.6    Other Collateral. The taking or accepting of any other security, collateral or guaranty, or other assurance of payment, for all or any part of the Guaranteed Obligations.
2.7    Release of Collateral. Any release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including, without limitation, negligent, willful, unreasonable or unjustifiable impairment) of any collateral, property or security at any time existing in connection with, or assuring or securing payment of, all or any part of the Guaranteed Obligations.
2.8    Care and Diligence. The failure of Agent and/or Lenders or any other party to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of any collateral, property or security, including but not limited to any neglect, delay, omission, failure or refusal of Agent and/or Lenders (a) to take or prosecute any action for the collection of any of the Guaranteed Obligations or (b) to foreclose, or initiate any action to foreclose, or, once commenced, prosecute to completion any action to foreclose upon any security therefor, or (c) to take or prosecute any action in connection with any instrument or agreement evidencing or securing all or any part of the Guaranteed Obligations.
2.9    Unenforceability. The fact that any collateral, security, security interest or lien contemplated or intended to be given, created or granted as security for the repayment of the Guaranteed Obligations, or any part thereof, shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or lien, it being recognized and agreed by Guarantor that Guarantor is not entering into this Guaranty in reliance on, or in

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contemplation of the benefits of, the validity, enforceability, collectability or value of any of the collateral for the Guaranteed Obligations.
2.10    Offset. The fact that the Note, the Guaranteed Obligations and the liabilities and obligations of the Guarantor to Agent and Lenders hereunder shall not be reduced, discharged or released because of or by reason of any existing or future right of offset, claim or defense of Borrower against Agent and/or Lenders, or any other party, or against payment of the Guaranteed Obligations, whether such right of offset, claim or defense arises in connection with the Guaranteed Obligations (or the transactions creating the Guaranteed Obligations) or otherwise, other than performance of the Guaranteed Obligations, to the extent of such performance.
2.11    Merger. The reorganization, merger or consolidation of Borrower into or with any other Person.
2.12    Preference. Any payment by Borrower to Agent and/or Lenders is held to constitute a preference under bankruptcy laws or for any reason Agent and/or Lenders are required to refund such payment or pay such amount to Borrower or someone else.
2.13    Other Actions Taken or Omitted. Any other action taken or omitted to be taken with respect to the Loan Documents, the Guaranteed Obligations, or the security and collateral therefor, whether or not such action or omission prejudices Guarantor or increases the likelihood that Guarantor will be required to pay the Guaranteed Obligations pursuant to the terms hereof, it is the unambiguous and unequivocal intention of Guarantor that Guarantor shall be obligated to pay the Guaranteed Obligations when due, notwithstanding any occurrence, circumstance, event, action, or omission whatsoever, whether contemplated or uncontemplated, and whether or not otherwise or particularly described herein, which obligation shall be deemed satisfied only upon the full and final payment and satisfaction of the Guaranteed Obligations.
ARTICLE III

REPRESENTATIONS AND WARRANTIES
To induce Agent to enter into the Loan Documents and Lenders to enter into the Loan Agreement and extend credit to Borrower, Guarantor represents and warrants to Agent and Lenders as follows:
3.1    Benefit. Guarantor is an Affiliate of Borrower, is the owner of a direct or indirect interest in Borrower, and has received, or will receive, direct or indirect benefit from the making of this Guaranty with respect to the Guaranteed Obligations.
3.2    Familiarity and Reliance. Guarantor is familiar with, and has independently reviewed books and records regarding, the financial condition of the Borrower and is familiar with the value of any and all collateral intended to be created as security for the payment of the Note or Guaranteed Obligations; however, Guarantor is not relying on such financial condition or the collateral as an inducement to enter into this Guaranty.

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3.3    No Representation By Lenders. Neither Agent nor Lenders nor any other party has made any representation, warranty or statement to Guarantor in order to induce the Guarantor to execute this Guaranty.
3.4    Guarantor’s Financial Condition. As of the date hereof, and after giving effect to this Guaranty and the contingent obligation evidenced hereby, Guarantor is and will be solvent and has and will have assets which, fairly valued, exceed its obligations, liabilities (including contingent liabilities) and debts, and has and will have property and assets sufficient to satisfy and repay its obligations and liabilities.
3.5    Legality. The execution, delivery and performance by Guarantor of this Guaranty and the consummation of the transactions contemplated hereunder do not and will not contravene or conflict with any law, statute or regulation whatsoever to which Guarantor is subject or constitute a default (or an event which with notice or lapse of time or both would constitute a default) under, or result in the breach of, any indenture, mortgage, charge, lien, or any contract, agreement or other instrument to which Guarantor is a party or which may be applicable to Guarantor. This Guaranty is a legal and binding obligation of Guarantor and is enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditors’ rights.
3.6    Consents. No consent, approval, authorization or order of any court or Governmental Authority or other Person is required for the execution, delivery and performance by Guarantor of, or compliance by Guarantor with, this Guaranty or the consummation of the transactions contemplated hereby, other than those which have been obtained by Guarantor.
3.7    Litigation. There is no action, suit, proceeding or investigation pending or, to Guarantor’s knowledge, threatened against Guarantor in any court or by or before any other Governmental Authority, or labor controversy affecting Guarantor or any of its properties, businesses, assets or revenues, which would reasonably be expected to (a) materially and adversely affect the ability of Guarantor to carry out the transactions contemplated by this Agreement, (b) materially and adversely affect the value of its property, (c) impair the use and operation of its property or (d) impair Guarantor’s ability to pay its obligations in a timely manner.
3.8    No Plan Assets. As of the date hereof and throughout the term of the Loan (a) Guarantor is not and will not be an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, (b) none of the assets of Guarantor constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3‑101, (c) Guarantor is not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA and (d) transactions by or with Guarantor are not and will not be subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans.
3.9    Financial and Other Information. All financial data that have been delivered to Agent and/or Lenders in respect of Guarantor (a) are true, complete and correct in all material respects, (b) accurately represent the financial condition of Guarantor as of the date of such reports, and (c) have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Guarantor does not have any contingent liabilities, liabilities for Taxes,

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unusual forward or long‑term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Guarantor and reasonably likely to have a materially adverse effect on Guarantor, except as referred to or reflected in said financial statements. Since the date of the financial statements, there has been no material adverse change in the financial condition, operations or business of Guarantor from that set forth in said financial statements. All documents furnished to Agent and/or Lenders by or on behalf of Guarantor, as part of or in support of the Loan application or pursuant to this Guaranty or any of the other Loan Documents, are true, correct, complete in all material respects and accurately represent the matters to which they pertain as of the dates made and there have been no materially adverse changes with respect to such matters since the respective dates thereof.
3.10    Tax Filings. Guarantor has filed (or has obtained effective extensions for filing) all federal income and other material federal, state and local Tax returns required to be filed and has paid or made adequate provision for the payment of all federal income and other material federal, state and local Taxes shown on such Tax returns. No deficiency for any material amount of Tax has been asserted or assessed by the Internal Revenue Service or other applicable Tax authority in writing against Guarantor that has not been satisfied by payment, settled or withdrawn. Guarantor believes that its income Tax returns properly reflect the income and income Taxes of Guarantor for the periods covered thereby, subject only to reasonable adjustments required by the Internal Revenue Service or other applicable Tax authority upon audit.
3.11    Survival. All representations and warranties made by Guarantor herein shall survive the execution hereof.
ARTICLE IV

COVENANTS
4.1    Financial Reporting. (a)  Guarantor shall keep and maintain or will cause to be kept and maintained proper and accurate books and records, in accordance with GAAP, reflecting the financial affairs of Guarantor. Agent shall have the right from time to time during normal business hours upon reasonable notice to Guarantor to examine such books and records at the office of Guarantor or other Person maintaining such books and records and to make such copies or extracts thereof as Agent shall desire.
(b)    Guarantor shall furnish Agent quarterly, within forty-five (45) days following the end of each Fiscal Quarter, a complete copy of Guarantor’s quarterly unaudited and year-to-date (i) balance sheet, (ii) income statements and (iii) cash flow statement prepared for such quarter with respect to the Guarantor. Such statements shall set forth Guarantor’s calculation of its Net Worth.
(c)    Guarantor shall furnish Agent annually, within one hundred twenty (120) days following the end of each Fiscal Year, a complete copy of Guarantor’s annual financial statements audited by the Approved Accountant or other independent certified public accountant acceptable to Agent prepared in accordance with GAAP, including (i) a balance sheet, (ii) an income

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statement and (iii) a cash flow statement for Guarantor. Such statements shall set forth Guarantor’s calculation of its Net Worth.
(d)    Guarantors’ financial statements delivered pursuant to Section 4.1(b) and (c) shall be accompanied by an Officer’s Certificate stating that such quarterly and/or annual financial statements, as applicable, present fairly the financial condition and the results of operations of Guarantor and certifying as of the date thereof whether to the best of such Guarantor’s knowledge there exists an event or circumstance which constitutes a Default or Event of Default by Guarantor under this Guaranty or any other Loan Documents and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same.
(e)    Guarantor acknowledges the importance to Agent and Lenders of the timely delivery of each of the items required by this Section 4.1 (each, a “Required Financial Item” and collectively, the “Required Financial Items”). In the event Guarantor fails to deliver to Agent any of the Required Financial Items within the time frame specified herein (each such event, a “Reporting Failure”), upon expiration of 20 days after notice by Lender to Guarantor of such failure, in addition to constituting an Event of Default under the Loan Agreement and without limiting Agent’s and Lenders’ other rights and remedies with respect to the occurrence of such an Event of Default, Guarantor shall pay to Agent the sum of $1,000.00 per occurrence for each Reporting Failure after the second occurrence of such Reporting Failure within any calendar year period. It shall constitute a further Event of Default under the Loan Documents if any such payment is not received by Agent within thirty (30) days of the date on which such payment is due, and Agent shall be entitled to the exercise of all of Agent’s and Lenders’ rights and remedies provided hereunder.
4.2    Financial Covenants.
(a)    At all times during the term of the Loan, Guarantor shall have a tangible Net Worth of not less than the Required Minimum Net Worth.
4.3    Due on Sale and Encumbrance; Transfers of Interests. Guarantor shall not permit or suffer any Transfer (other than a Permitted Transfer) without the prior written consent of Agent.
4.4    Dissolution. Guarantor shall not engage in any Transfer except to the extent expressly permitted by the Loan Documents.
4.5    Principal Place of Business. Guarantor shall not change its chief executive office or chief place of business set forth on Schedule I without first giving Agent thirty (30) days’ prior notice.
4.6    ERISA. (a)  Guarantor shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Agent and/or Lenders of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non‑exempt (under a statutory or administrative class exemption) prohibited transaction under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

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(b)    Guarantor shall deliver to Agent such certifications or other evidence from time to time throughout the term of the Loan, as requested by Agent in its sole discretion, that (i) Guarantor is not an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) Guarantor is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (iii) one or more of the following circumstances is true:
(A)    Equity interests in Guarantor are publicly offered securities, within the meaning of 29 C.F.R. §2510.3‑101(b)(2);
(B)    Less than twenty‑five percent (25%) of each outstanding class of equity interests in Guarantor are held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3‑101(f)(2); or
(C)    Guarantor qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3‑101(c) or (e).
ARTICLE V

SUBORDINATION OF CERTAIN INDEBTEDNESS
5.1    Subordination of All Guarantor Claims. As used herein, the term “Guarantor Claims” shall mean all debts and liabilities of Borrower to Guarantor, whether such debts and liabilities now exist or are hereafter incurred or arise, or whether the obligations of Borrower thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or liabilities be evidenced by note, contract, open account, or otherwise, and irrespective of the person or persons in whose favor such debts or liabilities may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by Guarantor. The Guarantor Claims shall include without limitation all rights and claims of Guarantor against Borrower (arising as a result of subrogation or otherwise) as a result of Guarantor’s payment of all or a portion of the Guaranteed Obligations. After the occurrence and during the continuance of an Event of Default, Guarantor shall not receive or collect, directly or indirectly, from Borrower or any other party any amount upon the Guarantor Claims.
5.2    Claims in Bankruptcy. In the event of receivership, bankruptcy, reorganization, arrangement, debtor’s relief, or other insolvency proceedings involving Guarantor as debtor, Agent shall have the right to prove its claim in any such proceeding so as to establish its rights hereunder and receive directly from the receiver, trustee or other court custodian dividends and payments which would otherwise be payable upon Guarantor Claims. Guarantor hereby assigns such dividends and payments to Agent for the benefit of Lenders. Should Agent receive, for application against the Guaranteed Obligations, any dividend or payment which is otherwise payable to Guarantor and which, as between Borrower and Guarantor, shall constitute a credit against the Guarantor Claims, then, upon payment to Agent in full of the Guaranteed Obligations, Guarantor shall become subrogated to the rights of Lenders to the extent that such payments to Agent on the Guarantor Claims have contributed toward the liquidation of the Guaranteed Obligations, and such

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subrogation shall be with respect to that proportion of the Guaranteed Obligations which would have been unpaid if Agent had not received dividends or payments upon the Guarantor Claims.
5.3    Payments Held in Trust. In the event that, notwithstanding anything to the contrary in this Guaranty, Guarantor should receive any funds, payment, claim or distribution which is prohibited by this Guaranty, Guarantor agrees to hold in trust for Agent an amount equal to the amount of all funds, payments, claims or distributions so received, and agrees that it shall have absolutely no dominion over the amount of such funds, payments, claims or distributions so received except to pay them promptly to Agent, and Guarantor covenants promptly to pay the same to Agent.
5.4    Liens Subordinate. Guarantor agrees that any liens, security interests, judgment liens, charges or other encumbrances upon Borrower’s assets securing payment of the Guarantor Claims shall be and remain inferior and subordinate to any liens, security interests, judgment liens, charges or other encumbrances upon Borrower’s assets securing payment of the Guaranteed Obligations, regardless of whether such encumbrances in favor of Guarantor or Agent or Lenders presently exist or are hereafter created or attach. Without the prior written consent of Agent, Guarantor shall not (a) exercise or enforce any creditor’s right it may have against Borrower, or (b) foreclose, repossess, sequester or otherwise take steps or institute any action or proceedings (judicial or otherwise, including without limitation the commencement of, or joinder in, any liquidation, bankruptcy, rearrangement, debtor’s relief or insolvency proceeding) to enforce any liens, mortgage, deeds of trust, security interests, collateral rights, judgments or other encumbrances on assets of Borrower held by Guarantor.
ARTICLE VI

MISCELLANEOUS
6.1    Waiver. No failure to exercise, and no delay in exercising, on the part of Agent and/or Lenders, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right. The rights of Agent and Lenders hereunder shall be in addition to all other rights provided by law. No modification or waiver of any provision of this Guaranty, nor consent to departure therefrom, shall be effective unless in writing and no such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand.
6.2    Notices. All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required, permitted, or desired to be given hereunder shall be in writing sent by registered or certified mail, postage prepaid, return receipt requested, or delivered by hand or reputable overnight courier addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 6.2, provided, however, that any Required Financial Items may be sent by electronic mail. Any Notice shall be deemed to have been received: (a) three (3) days after the date such Notice is mailed, (b) on the date of delivery by hand if delivered

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during business hours on a Business Day (otherwise on the next Business Day), and (c) on the next Business Day if sent by an overnight commercial courier, in each case addressed to the parties as follows:

If to Agent:	HSBC Bank USA, National Association, as Agent
545 Washington Boulevard, 10th Floor
Jersey City, New Jersey 07310
Attention: Commercial Mortgage Servicing Department

with a copy to:	HSBC Bank USA, National Association, as Agent
452 Fifth Avenue
New York, New York 10018
Attention: Kristin E. Larson

with a copy to:	Cadwalader, Wickersham & Taft LLP
One World Financial Center
New York, New York 10281
Attention: Steven M. Herman, Esq.

If to Lenders:	at their respective addresses set
forth in the Loan Agreement

If to Guarantor:	Sotheby’s 1334 York Avenue New York, New York 10021 Attention: Michael Gillis and General Counsel

with a copy to:	Morrison & Foerster LLP 250 West 55th Street New York, New York 10019 Attention: Mark Edelstein and Tushna Gamadia
6.3    Governing Law; Submission to Jurisdiction. This Guaranty shall be governed by and construed in accordance with the laws of the State of New York and the applicable laws of the United States of America. Any legal suit, action or proceeding against Agent and/or Lenders or Guarantor arising out of or relating to this Guaranty may at Agent’s and/or Lenders’ option be instituted in any Federal or State court in the City of New York, County of New York, pursuant to Section 5-1402 of the New York General Obligations Law and each of Guarantor, Agent and each Lender waives any objections which it may now or hereafter have based on venue and/or forum non conveniens of any such suit, action or proceeding, and Guarantor hereby irrevocably submits to the jurisdiction of any such court in any suit, action or proceeding. Guarantor does hereby designate and appoint:
Corporation Service Company
80 State Street
Albany, New York 12207

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as its authorized agent to accept and acknowledge on its behalf service of any and all process which may be served in any such suit, action or proceeding in any Federal or State court in New York, New York, and agrees that service of process upon said agent at said address and written notice of said service mailed or delivered to Guarantor in the manner provided herein shall be deemed in every respect effective service of process upon Guarantor in any such suit, action or proceeding in the State of New York.
6.4    Invalid Provisions. If any provision of this Guaranty is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Guaranty, such provision shall be fully severable and this Guaranty shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Guaranty, and the remaining provisions of this Guaranty shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Guaranty, unless such continued effectiveness of this Guaranty, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein.
6.5    Amendments. This Guaranty may be amended only by an instrument in writing executed by the party or an authorized representative of the party against whom such amendment is sought to be enforced.
6.6    Joint and Several; Parties Bound; Assignment; Gender. If Guarantor consists of more than one person or party, the obligations and liabilities of each such person or party shall be joint and several. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the Person or Persons referred to may require. Without limiting the effect of specific references in any provision of this Agreement, the term “Guarantor” shall be deemed to refer to each and every Person constituting a Guarantor from time to time, as the sense of a particular provision may require, and to include the respective heirs, executors, administrators, legal representatives, successors and assigns of each such Person, all of whom shall be bound by the provisions of this Agreement; provided, however, that no obligation of Guarantor may be assigned except with the prior written consent of Agent. This Agreement shall inure to the benefit of Agent and Lenders and their respective successors and assigns forever.
6.7    Headings. The headings and captions of various paragraphs of this Guaranty are for convenience of reference only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions hereof.
6.8    Recitals. The recital and introductory paragraphs hereof are a part hereof, form a basis for this Guaranty and shall be considered prima facie evidence of the facts and documents referred to therein.
6.9    Counterparts. To facilitate execution, this Guaranty may be executed in as many counterparts as may be convenient or required. It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single instrument. It shall not be necessary in making proof of this Guaranty to produce or account for more than a single

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counterpart containing the respective signatures of, or on behalf of, each of the parties hereto. Any signature page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature pages.
6.10    Rights and Remedies. If Guarantor becomes liable for any Indebtedness owing by Borrower to Lenders, by endorsement or otherwise, other than under this Guaranty, such liability shall not be in any manner impaired or affected hereby and the rights of Agent and Lenders hereunder shall be cumulative of any and all other rights that Agent and/or Lenders may ever have against Guarantor. The exercise by Agent of any right or remedy hereunder or under any other instrument, or at law or in equity, shall not preclude the concurrent or subsequent exercise of any other right or remedy.
6.11    Entirety. THIS GUARANTY EMBODIES THE FINAL, ENTIRE AGREEMENT OF GUARANTOR, AGENT AND LENDERS WITH RESPECT TO GUARANTOR’S GUARANTY OF THE GUARANTEED OBLIGATIONS AND SUPERSEDES ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF. THIS GUARANTY IS INTENDED BY GUARANTOR, AGENT AND LENDERS AS A FINAL AND COMPLETE EXPRESSION OF THE TERMS OF THE GUARANTY, AND NO COURSE OF DEALING BETWEEN GUARANTOR, AGENT AND LENDERS, NO COURSE OF PERFORMANCE, NO TRADE PRACTICES, AND NO EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OR OTHER EXTRINSIC EVIDENCE OF ANY NATURE SHALL BE USED TO CONTRADICT, VARY, SUPPLEMENT OR MODIFY ANY TERM OF THIS GUARANTY AGREEMENT. THERE ARE NO ORAL AGREEMENTS BETWEEN GUARANTOR, AGENT AND LENDERS.
6.12    Waiver of Right To Trial By Jury. GUARANTOR, AND BY ACCEPTANCE HEREOF AGENT AND LENDERS, EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS GUARANTY, THE NOTE, THE MORTGAGE, THE LOAN AGREEMENT, OR THE OTHER LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY GUARANTOR, AGENT AND LENDERS, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. AGENT IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY GUARANTOR, AGENT AND LENDERS.

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6.13    Cooperation. The provisions of Section 10.26 of the Loan Agreement are hereby incorporated by reference in their entirety with respect to Guarantor as though set forth herein.
6.14    Reinstatement in Certain Circumstances. If at any time any payment of the principal of or interest under the Note or any other amount payable by the Borrower under the Loan Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, the Guarantor’s obligations hereunder with respect to such payment shall be reinstated as though such payment has been due but not made at such time.
6.15    Limits on Liability. Liability under this Guaranty is solely that of Guarantor and under no circumstances shall Agent or Lenders be entitled to recourse against any of Guarantor’s direct or indirect, disclosed or undisclosed, partners (including, without limitation, any general partner of Borrower), members, managers, investors, owners, shareholders, directors, officers, affiliates, employees or agents (except for the named Guarantor herein).
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EXECUTED as of the day and year first above written.
GUARANTOR:
SOTHEBY’S,
a Delaware corporation

By:	/s/ Michael L. Gillis _________________ Name: Michael L. Gillis Title: Senior Vice President and Treasurer

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